Exhibit 16.1
August 18, 2025
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 12, 2025, to be filed by our former client, Lifecore Biomedical, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,
/s/ BDO USA, P.C.